BCM iPath ® Pure Beta Broad Commodity ETN Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-169119 October 18, 2012

iPath
®
platform
As of 9/28/2012.
Sources: Bloomberg
Percent market
share of US ETNs
Asset Classes
73
US Listed iPath ETNs
Billion dollars in total
iPath
®
trading since
launch
$10,000,000,000
Peak Notional Outstanding
(03 / 2011)
iPath is a leading US exchange traded notes (ETNs) platform with commodity, volatility, equity, FX and rates offerings used by a broad range of clients
5 669
38 10
Institutional Wealth Management Retail
•
Efficient access to futures markets
•
Tradable index-linked structured
investment
•
Short-term views /cash management
•
FX, Commodity, Emerging Markets
and Volatility
•
Cost efficient
•
Liquidity and ease of exit
•
Access to hard-to-reach asset classes
•
Easy to use investment
•
Leveraged and inverse exposures

DJP & BCM
DJP:
iPath
®
Dow Jones-UBS Commodity Index Total Return
SM
ETN
First generation iPath
®
Commodity ETN
Directly tracks the commodity benchmark index, the
Dow Jones-UBS Commodity Index Total Return
SM
– Broadly and diversified commodity index, weighted according to liquidity & production
– Exposure to near front-month futures contracts
– Closer to spot, but potentially high “roll cost”
1
BCM:
iPath
®
Pure Beta Broad Commodity ETN
Second generation iPath
®
Commodity ETN
Tracks the
Barclays Commodity Index Pure Beta TR
– Broadly and diversified commodity index, weighted according to liquidity
– Seeks to track the prices of the underlying Index commodities more effectively, by looking across multiple points of the futures curve
– Seeks to avoid congestion at the front end of the curve and reduce negative roll yield in contango markets

1.  Futures contracts are, by their terms, subject to expiration. Investors seeking to maintain exposure to a particular futures contract are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date. When contracts with more distant expiration dates are priced higher than contracts with earlier expiration dates, rolling the futures contract may result in a loss that is referred as “roll cost”.

Barclays Commodity
Index Pure Beta TR
Dow Jones-UBS Commodity
Index Total Return
S&P GSCI
Total Return Index
Annualized Returns 14.4% 6.1% 4.9%
Annualized Volatility
1
17.8% 17.9% 25.2%
Source: Bloomberg, 12/30/1999 - 9/28/2012
The Barclays Commodity Index Pure Beta TR Index was launched in October 2009. The information prior to launch dates included above is hypothetical historical.  You should not rely on historical or hypothetical historical information.  Such historical and hypothetical historical information is not indicative of future performance. You cannot invest directly in an index.
index performance

0
100
200
300
400
500
600
700
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012
Barclays Commodity Index Pure Beta TR
Dow Jones-UBS Commodity Index Total Return
S&P GSCI   Total Return Index
SM
®
SM
®
Annualized Volatility is calculated as a standard deviation of natural logarithm of monthly returns in the observation period multiplied by the square root of 12.
Because the annualized volatility is based on historical data, it may not predict variability on annualized future performance.
1.

• For WTI Crude futures, for instance:
1. Source: Bloomberg, as of 6/29/2012. For illustrative purposes only.
futures contracts are more than front month

84
85
86
87
88
89
90
0 1 2 3 4 5 6 7 8 9 10 11 12 13 14
Tenor (months)
Liquidity pockets for WTI futures
Front month
open interest :
$23.8 bn
11th month
open interest :
$6.9 bn
5th month
open interest :
$14.6bn
Roll cost may be reduced by investing in different tenor across the futures curve.
Liquidity of futures contracts for most commodities is not limited to the front-month contracts
1

Pure Beta methodology
Pure Beta uses a quantitative approach to generate commodity returns that attempt to be more representative of the commodity market by choosing a liquid tenor index along the curve that has specific characteristics
Pure Beta uses a multi-step allocation process intended to implement an allocation that mitigates curve dislocation and minimizes roll cost.
Each month, Pure Beta allocates to one of the 12 front futures contracts using a 4-step process:
1. The “Front Year Average Price” is calculated as the average of the settlement prices of the contracts in the upcoming 12 months weighted by their open interest.

Calculate the Front Year Average Commodity Price¹
Rank contracts based on the Tracking Error to the Front Year Average Price
Filter Out Illiquid Tenors
Filter Out Dislocated Tenors
Step 1
Step 2
Step 3
Step 4

1. Source: Bloomberg, as of 9/28/2012.
index sector allocations
Index allocations for benchmark commodity indices, as of September 28, 2012:

31%
31%
68%
26%
33%
17%
25%
13%
7%
16%
18%
4%
2%
5%
4%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Barclays Commodity
Index Pure Beta TR
Dow Jones-UBS
Commodity Index Total
Return
S&P GSCI   Total Return
Index
Livestock
Industrial Metals
Precious Metals
Agriculture
Energy
SM
®

appendix Page Returns Table 9 Commodity Periodic Table 10 Detailed Methodology 11-13 Pure Beta applied to single commodities 14 The Pure Beta Suite 15 monthly index returns

Source: Bloomberg, 12/31/2001-9/28/2012
The Barclays Commodity Pure Beta Index was launched in October 2009. The information prior to launch dates included above is hypothetical historical.
You should not rely on historical or hypothetical historical information.  Such historical and hypothetical historical information is not indicative of future performance. You cannot invest directly in an index.
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year
2000 5.7% 1.8% 2.3% -0.9% 7.6% 1.7% -4.1% 10.6% 1.1% -3.0% 6.8% -0.7% 31.5%
2001 0.7% -0.1% -3.7% 3.9% -1.8% -3.3% 0.0% 0.8% -6.3% -5.1% 2.4% -2.4% -14.4%
2002 0.5% 3.0% 10.1% 0.5% -0.6% 2.3% -1.4% 4.6% 2.5% -1.2% 0.5% 4.3% 27.6%
2003 7.8% 3.2% -6.7% -0.6% 6.1% -1.3% 1.4% 4.3% 0.4% 6.7% 1.1% 7.2% 32.7%
2004 2.8% 8.2% 2.7% -0.8% 2.9% -2.5% 2.7% 1.0% 6.6% 3.3% -0.4% -3.5% 24.8%
2005 1.9% 8.0% 4.9% -4.3% 0.7% 3.9% 4.7% 5.1% 2.8% -4.6% 1.2% 5.7% 33.6%
2006 6.0% -4.7% 4.5% 10.1% 1.6% -0.6% 2.4% -2.5% -4.5% 3.7% 5.3% -3.2% 18.5%
2007 -1.2% 4.7% 2.5% 1.9% -0.6% 1.4% 4.0% -3.5% 8.7% 6.0% -2.2% 5.3% 29.9%
2008 5.2% 11.6% -4.7% 4.1% 4.9% 9.2% -9.1% -7.3% -11.4% -23.8% -7.7% -3.8% -32.6%
2009 -3.9% -2.9% 5.7% 1.2% 14.6% -0.8% 3.7% 0.6% -0.1% 5.1% 5.4% 0.6% 31.8%
2010 -7.2% 4.8% 1.4% 3.5% -8.2% -0.4% 5.2% -0.6% 7.7% 4.7% 0.6% 9.4% 21.0%
2011 1.2% 3.4% 3.1% 5.1% -5.2% -4.5% 4.4% 1.6% -15.0% 8.2% -0.4% -3.6% -3.8%
2012 4.9% 3.4% -2.4% -0.7% -9.9% 3.0% 5.2% 4.9% 0.8% 8.7%
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year
2000 5.4% 1.7% 1.0% -1.2% 6.7% 2.4% -5.0% 9.8% -0.6% -2.4% 8.0% 3.2% 31.8%
2001 -2.3% -0.4% -4.3% 3.5% -2.1% -4.0% 1.3% 0.0% -6.7% -4.7% 0.8% -2.0% -19.5%
2002 -0.7% 2.6% 10.2% 0.0% -1.5% 1.9% -0.5% 3.9% 3.8% -1.0% 0.3% 4.9% 25.9%
2003 7.7% 3.4% -7.5% -0.6% 5.8% -2.5% 0.6% 3.9% 0.1% 4.8% -0.3% 7.4% 23.9%
2004 1.8% 6.5% 3.1% -1.8% 1.7% -4.1% 1.8% -1.8% 6.8% 1.7% -1.2% -4.9% 9.1%
2005 1.0% 7.1% 3.6% -5.8% -0.8% 1.7% 4.5% 7.5% 4.7% -6.3% 0.3% 3.2% 21.4%
2006 1.8% -6.3% 2.2% 6.8% 1.0% -1.6% 3.2% -3.6% -6.0% 4.7% 5.5% -4.6% 2.1%
2007 0.2% 3.4% 1.0% 1.2% 0.1% -1.4% 2.1% -3.6% 8.0% 3.3% -3.1% 4.6% 16.2%
2008 4.2% 12.3% -6.3% 3.6% 2.7% 9.1% -11.9% -7.3% -11.5% -21.3% -7.0% -4.5% -35.6%
2009 -5.4% -4.4% 3.6% 0.7% 13.0% -1.9% 3.2% -0.6% 1.6% 3.3% 3.5% 2.0% 18.9%
2010 -7.3% 3.7% -1.2% 1.9% -6.9% 0.3% 6.8% -2.5% 7.3% 5.0% -0.4% 10.7% 16.8%
2011 1.0% 1.3% 2.1% 3.5% -5.1% -5.0% 3.0% 1.0% -14.7% 6.6% -2.2% -3.7% -13.3%
2012 2.5% 2.7% -4.1% -0.4% -9.1% 5.5% 6.5% 1.3% 1.7% 5.6%
Dow Jones-UBS Commodity Index Total Return
Barclays Commodity Index Pure Beta TR
SM

commodity sub-index annual returns
2006 2007 2008 2009 2010 2011
Industrial Metals
72.35%
Grains
42.07%
Precious Metals
-4.06%
Industrial Metals
79.98%
Softs
59.90%
Precious Metals
4.56%
Precious Metals
27.11%
Agriculture
29.89%
Grains
-26.32%
Softs
44.24%
Precious Metals
42.66%
Livestock
-2.30%
Grains
23.61%
Precious Metals
25.95%
Agriculture
-27.47%
Precious Metals
29.20%
Agriculture
38.49%
Softs
-13.97%
Agriculture
14.25%
Energy
20.69%
Livestock
-28.40%
Agriculture
13.72%
Grains
30.28%
Agriculture
-14.35%
Livestock
-6.12%
Softs
-3.45%
Softs
-28.43%
Grains
-1.65%
Industrial Metals
16.24%
Grains
-14.41%
Softs
-11.97%
Industrial Metals
-9.86%
Energy
-47.33%
Energy
-5.30%
Livestock
9.27%
Energy
-15.97%
Energy
-41.41%
Livestock
-10.67%
Industrial Metals
-48.27%
Livestock
-15.07%
Energy
-10.55%
Industrial Metals
-24.23%
Source: Bloomberg, 12/31/05–12/30/11, using Dow Jones-UBS Commodity Sector Indices.
Index Returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

Pure Beta methodology (1)
• Front Year Average Price (FYAP)
– An open interest-weighted average price of contracts with
expiries in the next 12 months
– Designed to be a more reflective measure of the true
economic value of a given commodity than the front
month price
• Determine the Tenor Indices that are the best proxies for the front year average price by measuring the tracking error of each index to the front year average price
• Tracking error is the standard deviation of the past 3 months of differences between the daily returns of the front year average price and a Tenor Index
Step 1: Calculate the Front Year Average
Price (FYAP) for a Commodity
Step 2: Calculate the Tracking Error of each
Tenor Index to the FYAP
0%
1%
2%
3%
4%
5%
6%
7%
1 2 3 4 5 6 7 8 9 10 11 12
The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.
Tracking Error to FYAP Open
Interest
% of Total
Open
Interest Price
Contract 1 348,022
37.7%
77.28
Contract 2
102,819 11.1%
78.66
Contract 3 90,525 9.8% 79.84
Contract 4 28,414 3.1% 80.74
Contract 5
24,735
2.7% 81.52
Contract 6 107,030 11.6% 82.24
Contract 7 27,728 3.0% 82.85
Contract 8 13,753 1.5% 83.36
Contract 9 26,196 2.8% 83.86
Contract 10 15,506 1.7% 84.37
Contract 11 15,823 1.7% 84.91
Contract 12 123,804 13.4% 85.46
Front Year Average 80.27
Tenor Index

iPath

	✓
	✓
	✓
	✓
	x
	✓
	✓
	✓
	✓
	x
	x
	x

Volatility

BARCLAYS

• Tenor Indices with a percentage of total open interest of less than
7% are removed to avoid an allocation to a less liquid contract
• Percentage open interest for a Tenor Index is the open interest of the Tenor Index’s contract divided by the commodity’s front year total open interest on any particular day
• Identify Tenor Indices that appear to be experiencing
unusual flows
• Assume that under “normal” conditions, the volatility of a
Tenor Index decreases with its maturity
• Seek to avoid Tenor Indices that violate this downward-
sloping volatility rule
Step 3: Filter Out Illiquid Tenor Indices Step 4: Filter Out Dislocated Tenor Indices
Dislocation
Downward sloping
volatility profile
Pure Beta methodology (2)
The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.
Curve Dislocation
Tenor
Index Open Interest
% of Total
Open Interest Eligible?
1 92,462 16.8%
2
62,238 11.3%
3 41,772
7.6%
4 63,324 11.5%
5
23,670 4.3%
6 58,819 10.7%
7
63,250 11.5%
8
53,107 9.7%
9 41,954 7.6%
10
17,790 3.2%
11 17,200 3.1%
12
14,368 2.6%
25%
30%
35%
40%
45%
50%
1 2 3 4 5 6 7 8 9 10 11 12
Tenor Index

Pure Beta methodology (3)
The Pure Beta methodology allocates to a contract along the futures curve that has the lowest tracking error to the Front Year Average Price, subject to liquidity and curve dislocation filters
Pure Beta Allocation
Filter Out Illiquid Tenors
Filter Out Dislocated Tenors
* Stylized example for illustrative purposes only.
0%
1%
2%
3%
4%
5%
6%
7%
8%
1 2 3 4 5 6 7 8 9 10 11 12
Tenor Index
Tracking Error to FYAP*

Aluminium
Copper
US Copper
Lead
Nickel
Zinc
Brent Crude
Gas Oil
Heating Oil
Natural Gas
Unleaded
WTI Crude
Cocoa
Coffee
Corn
Cotton
Kansas Wheat
Soybean Meal
Soybean Oil
Soybeans
Sugar
Wheat
Feeder Cattle
Lean Hogs
Live Cattle
Silver
Gold

BARCLAYS

Pure Beta applied to single commodities
Historical and hypothetical-historical returns of Pure Beta applied to single commodities versus returns of nearby indices (rolling into front-month contracts)

Source: Barclays, 12/30/2000 - 9/28/2012
The Barclays Commodity Pure Beta Indices were launched in October 2009. The information prior to launch dates included above is hypothetical historical.
You should not rely on historical or hypothetical historical information.  Such historical and hypothetical historical information is not indicative of future performance. You cannot invest directly in an index.
-40%
-30%
-20%
-10%
0%
10%
20%
Base Metals Energy Agriculture Livestock
Precious
Metals
Pure Beta Index Return
Nearby Index Return

the Pure Beta suite
The Pure Beta methodology has been applied to a variety of broad, sector, or single commodity indices.
The iPath
®
suite offers the following Pure Beta ETNs:
Industrial Metals
Aluminum
Cocoa
BCM, SBV
Single
Energy
Agriculture
Livestock Industrial Metals Precious Metals
Energy Agriculture Livestock Precious Metals
Grains Softs
Crude Oil
Coffee
Cotton
Sugar
Copper
Nickel
Lead
Broad
Sectors
DIRT ONG LSTK HEVY BLNG
FOIL
CUPM
NINI
LEDD
CHOC
CAFE
CTNN
SGAR
OLEM
iPath
®
Commodity ETNs are linked to indices reflecting returns potentially available from an investment in futures contracts on the specified physical
GRWN
WEET

commodities. Please see the applicable prospectus for additional information.

Selected Risk Considerations
An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.
You May Lose Some or All of Your
Principal:
The ETNs are exposed to change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.
Credit of Barclays Bank
PLC:
The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event
Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.
Issuer
Redemption:
If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.
Market and Volatility
Risk:
The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. Additionally, the market value of the ETNs may be influenced by many unpredictable factors including changes in supply and demand relationships, governmental policies and economic events.
Concentration
Risk:
Because certain ETNs are linked to an index composed of futures contracts on a single commodity or in only one commodity sector, such ETNs are less diversified than other funds. The ETNs can therefore experience greater volatility than other funds or investments.
Barclays Pure Beta Series 2 Methodology: The Barclays Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply and demand distortions. However, there is no guarantee that the Pure Beta Series 2
Methodology will succeed in these objectives and an investment in the ETNs linked to indices using this methodology may underperform compared to an investment in a traditional commodity index linked to the same commodities.
A Trading Market for the ETNs May Not
Develop:
Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.
Disclosure

Uncertain Tax
Treatment:
Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.
BlackRock Investments, LLC assists in the promotion of the iPath ETNs.
The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.
The Dow Jones-UBS Commodity Indexes
SM
are a joint product of Dow Jones Opco, LLC (“Dow Jones Opco”), a subsidiary of S&P Dow Jones
Indices LLC, and UBS Securities LLC (“UBS”), and have been licensed for use by Barclays Bank PLC. “Dow Jones ® ,” “DJ,” “UBS”, “Dow Jones-
UBS Commodity Index
SM
”
, “Dow Jones-UBS Commodity Index Total Return
SM
”
, and “DJ-UBSCI
SM
”
, are service and/or trademarks of Dow Jones
Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be. S&P ® is a registered trademark of Standard & Poor’s
Financial Services LLC. The ETNs based on the Dow Jones-UBS Commodity Index Total Return
SM
are not sponsored, endorsed, sold or
promoted by Dow Jones, UBS, UBS AG, Dow Jones Opco or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS, UBS
AG, Dow Jones Opco or any of their respective affiliates, makes any representation or warranty, express or implied, to the owners of or counterparts to the ETNs based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the
ETNs based on any of the indices particularly.
Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC.
© 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
NOT FDIC INSURED
NO BANK GUARANTEE
MAY LOSE VALUE
Restrictions on the Minimum Number of ETNs and Date Restrictions for
Redemptions:
You must redeem at least 25,000 or 50,000 (depending on
the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.
No Interest Payments
from the ETNs:
You may not receive any interest payments on the ETNs.